SHAREHOLDER  MEETING
On December 1, 2004, a Special Meeting of shareholders of the Fund was held to elect nine Trustees, effective January 1, 2005.

Proxies covering 38,496,382 shares of beneficial interest were voted at the meeting.

Shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                                WITHHELD
                                          FOR                   AUTHORITY
James F. Carlin                           37,899,810           596,572
Richard P. Chapman Jr.                    37,919,116           577,266
William H. Cunningham                     37,945,724           550,658
Ronald R. Dion                            37,977,223           519,159
Charles L. Ladner                         38,002,268           494,114
Dr. John A. Moore                         37,934,978           561,404
Patti McGill Peterson                     37,977,183           519,199
Steven R. Pruchansky                      37,992,740           503,642
James A. Sheperdson                       38,005,419           490,963